Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated February 29, 2012 except with respect to our opinion insofar as it relates to the reclassifications described in Note 2 and segment information presented in Note 26, which is restated to reflect a new management structure, for which the date is February 28, 2014, relating to the consolidated financial statements and financial statement schedule of Valeant Pharmaceuticals International, Inc., which appears in Valeant Pharmaceuticals International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Toronto, Canada July 18, 2014	Chartered Professional Accountants Licensed Public Accountants